Rule 424(b)(2)
Registration No. 333-157642

Pricing Supplement dated February 14, 2011
(To Prospectus dated March 2, 2009
and Prospectus Supplement dated March 10, 2009)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the
Prospectus Supplement shall have the meanings assigned to them in the
Prospectus Supplement.

CUSIP: 89233P4Y9

Principal Amount (in Specified Currency): $20,000,000.  TMCC may increase the Principal Amount prior to the Original Issue Date but is not required to do so.
Issue Price: 100%
Initial Trade Date: February 14, 2011
Original Issue Date: February 17, 2011
Stated Maturity Date: February 17, 2016

Initial Interest Rate: Three month LIBOR determined on February 15, 2011 plus 0.45%, accruing from February 17, 2011
Interest Payment Dates: The 17th of each May, August, November and February, commencing on May 17, 2011, and on the Stated Maturity Date

Net Proceeds to Issuer: $19,970,000
Agent: Citigroup Global Markets Inc.
Agent’s Discount or Commission: 0.15%
Agent’s Capacity:
    ☐ Agent
    ☒ Principal

Calculation Agent: Deutsche Bank Trust Company Americas

Interest Calculation:
☒ Regular Floating Rate Note
☐ Inverse Floating Rate Note:
Fixed Interest Rate:
☐ Floating Rate/Fixed Rate Note:
Fixed Interest Rate:
Fixed Rate Commencement Date:
☐ Other Floating Rate Note
(See attached Addendum)

Interest Rate Basis:
☐ CD Rate
☐ CMS Rate

☐ CMT Rate
☐ Commercial Paper Rate
☐ Eleventh District Cost of Funds Rate
☐ Federal Funds Rate
☐ Federal Funds Open Rate
☒ LIBOR
☐ Prime Rate
☐ Treasury Rate
☐ Other (see attached Addendum)

If CMS:
Designated CMS Maturity Index:

If CMT:
Designated CMT Maturity Index:

Designated CMT Reuters Page:
☐ T7051
☐ T7052

If LIBOR:
Designated LIBOR Page:  Reuters
Index Currency:  U.S. dollars

If CD Rate or LIBOR
Index Maturity:  3 month

Spread (+/-):  +0.45%
Spread Multiplier:  N/A

Maximum Interest Rate:  N/A
Minimum Interest Rate:  N/A

Initial Interest Reset Date: May 17, 2011
Interest Rate Reset Period: Quarterly
Interest Reset Dates: Each Interest Payment Date
Interest Rate Reset Cutoff Date: N/A
Interest Determination Date: The second London Banking Day preceding each Interest Reset Date

Day Count Convention:
☐ 30/360
☒ Actual/360
☐ Actual/Actual

Business Day Convention
☐ Following
☒ Modified Following, adjusted

Redemption:  Not Applicable
Redemption Date(s):
Notice of Redemption:

Repayment:  Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount:  Not Applicable
Total Amount of Original Issue Discount:
Yield to Maturity:
Initial Accrual Period:

Specified Currency:  U.S. dollars
Minimum Denomination/Minimum Incremental Denomination:  $1,000 and $1,000 increments thereafter

If a Reopening Note, check [   ], and specify:
Initial Interest Accrual Date: